Exhibit 99.1

Xencor Reports Third Quarter 2016 Financial Results

MONROVIA, Calif., — November 2, 2016 — Xencor, Inc. (NASDAQ: XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer, today reported financial results for the third quarter ended September 30, 2016 and provided a review of pipeline and corporate highlights.

“During the third quarter, we initiated clinical trials across our internal pipeline of XmAb programs, including Phase 1 studies of subcutaneously administered XmAb®5871 and XmAb®7195, and a first-in-human Phase 1 study of our lead immuno-oncology bispecific antibody candidate, XmAb®14045,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “With these milestones complete and a strong cash position, we expect to report data from multiple clinical trials in the year ahead, while also initiating studies of additional bispecific oncology candidates and continuing to explore the breadth of our Fc engineering technology.”

Pipeline Highlights:

XmAb5871: XmAb5871 is a first-in-class monoclonal antibody that targets CD19 with its variable domain and that uses Xencor’s XmAb immune inhibitor Fc domain to target FcγRIIb, a receptor that inhibits B-cell function. In March 2016, Xencor initiated Phase 2 clinical studies of XmAb5871 for the treatment of IgG4-Related Disease (IgG4-RD) and systemic lupus erythematosus (SLE), and in July 2016, Xencor initiated a Phase 1 trial of subcutaneously administered XmAb5871.

•                  Preliminary data from IgG4-RD Phase 2 trial to be presented at the American College of Rheumatology (ACR) 2016 Annual Meeting on November 13, 2016 in Washington, DC; additional data expected in 2017

•                  Initial data from subcutaneous administration trial expected in 2017

•                  Initial data from SLE Phase 2 trial expected in 2018

XmAb7195: XmAb7195 is a first-in-class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb Immune Inhibitor Fc domain to target FcγRIIb, resulting in three distinct mechanisms of action for reducing IgE levels. In September 2016, Xencor initiated a Phase 1b multi-dose trial of subcutaneously administered XmAb7195 for the treatment of allergic disease.

•                  Initial data from subcutaneous administration Phase 1b trial expected in 1H17

Bispecific Oncology Pipeline: Xencor’s initial bispecific antibody programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain. These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells. Their XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture. In September 2016, Xencor initiated a Phase 1 trial of XmAb14045 in acute myeloid leukemia (AML) and other CD123-expressing hematologic malignancies.

•                  Initial data from XmAb14045 Phase 1 trial expected in 2017

•                  Initiation of Phase 1 trial for XmAb®13676 in B-cell malignancies expected in 1Q17; initial data expected in 2018

•                  Investigational New Drug (IND) application filing for XmAb®18087 in neuroendocrine tumors expected in 2017

•                  IND application filing for XmAb®20717, a PD-1 x CTLA-4 dual checkpoint inhibitor, in multiple oncology indications expected in 2018

Partnered XmAb Programs: Nine pharmaceutical companies and the National Institutes of Health (NIH) are advancing novel drug candidates either discovered at Xencor or that rely on Xencor’s proprietary XmAb® technology. Seven such programs are currently undergoing clinical testing.

•                  In September, MorphoSys announced that it began dosing in the safety evaluation portion of a Phase 2/3 combination trial of XmAb®5574/MOR208 with bendamustine in patients with relapsed or refractory diffuse large B-cell lymphoma (B-MIND trial). Following the Phase 2 safety evaluation, the study is expected to transition into a pivotal Phase 3 part in 2017.

Third Quarter Ended September 30, 2016 Financial Results

Cash, cash equivalents and marketable securities totaled $301.9 million as of September 30, 2016, compared to $193.3 million on December 31, 2015. The increase reflects the $150 million upfront payment received from Novartis in July 2016, net of spending for the nine months ended September 30, 2016.

Revenues for the third quarter ended September 30, 2016 were $7.8 million compared to $3.5 million for the same period of 2015. Revenues for the nine months ended September 30, 2016 were $81.1 million, compared to $6.0 million for the same period in 2015. Revenues in the three and nine-month period ended September 30, 2016 were earned primarily from the Company’s Novartis and Amgen collaborations, compared to revenues for the same period in 2015, which were earned primarily from the Company’s Novo Nordisk, Alexion and CSL collaborations.

Research and development expenditures for the third quarter ended September 30, 2016 were $14.1 million, compared to $10.6 million for the same period in 2015. Total research and development expenses for the nine-month period ended September 30, 2016 were $38.5 million, compared to $23.3 million for the same period in 2015. The increased spending on research and development for the three and nine months ended September 30, 2016 is primarily due to additional spending on Xencor’s XmAb5871 clinical programs and bispecific technologies, including its initial bispecific oncology clinical candidates, XmAb14045 and XmAb13676.

General and administrative expenses in the third quarter ended September 30, 2016 were $3.0 million compared to $3.2 million for the same period in 2015. Total general and administrative expenses for the first nine months of 2016 were $10.0 million, compared to $8.5 million in the first nine months of 2015. Decreased spending on the general and administration areas for the three months ended September 30, 2016 over the same period in 2015 is due to lower stock-based compensation charges in the quarter, while the increased spending for the nine months ended September 30, 2016 over the same period in 2015 reflects additional legal and accounting fees for compliance related activities and additional stock-based compensation charges.

Non-cash, share-based compensation expense for the first nine months of 2016 was $5.9 million compared to $3.4 million for the first nine months of 2015.

Net loss for the third quarter ended September 30, 2016 was $8.1 million, or $(0.20) on a fully diluted per share basis, compared to a net loss of $10.0 million, or $(0.25) on a fully diluted per share basis, for the same period in 2015. For the nine months ended September 30, 2016, net income was $32.7 million or $0.78 on a fully diluted per share basis, compared to net loss of $25.3 million, or $(0.66) on a fully diluted per share basis, for the same period in 2015. The lower loss for the three months ended September 30, 2016 over the loss reported for the same period in 2015 is primarily due to revenue earned from the Company’s Amgen collaboration, while the income earned for the nine months ended September 30, 2016 over the same period in 2015 is primarily due to revenue earned from the Company’s Novartis collaboration.

The total shares outstanding was 41,138,851 as of September 30, 2016, compared to 40,477,003 shares outstanding as of September 30, 2015.

Financial Guidance

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations beyond the end of 2019.

Conference Call and Webcast

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these third quarter 2016 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers, and referencing conference ID number: 95419669. A live webcast of the conference call will be available online from the investor relations section of the company website at www.xencor.com. The webcast will be archived on the company website for 30 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 10 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internal programs include: XmAb5871 in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb7195 in Phase 1 development for the treatment of asthma and allergic diseases; XmAb14045 in Phase 1 development for acute myeloid leukemia; and XmAb13676 for B-cell malignancies and XmAb18087 for the treatment of neuroendocrine tumors, both in pre-clinical development. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action.  Xencor partners include Novartis, Amgen, MorphoSys, Merck, CSL/Janssen, Alexion, Novo Nordisk and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements:

Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotation from Xencor’s CEO and any expectations relating to its business, research and development programs, including ongoing clinical trials, including XmAb5871 and XmAb7195, and the XmAb bispecific antibody technology, including XmAb14045, XmAb13676, XmAb18087 and XmAb20717, partnering efforts or its capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:	Corporate Communications Contact:
John Kuch, Vice President Finance, Xencor	Jason I. Spark
Tel: 626-737-8013	Canale Communications for Xencor
jkuch@xencor.com	Tel: 619-849-6005
jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$14,787	$12,590
Short-term marketable securities	89,518	83,840
Accounts receivable	3,089	44
Prepaid expenses and other current assets	3,448	1,201
Total current assets	110,842	97,675

Property and equipment, net	3,050	2,310
Long-term marketable securities	197,570	96,891
Intangible assets, net	10,565	9,971
Other assets	103	63

Total assets	$322,130	$206,910

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$13,992	$10,142
Current portion of deferred revenue	96,274	33,287
Income taxes	400	—
Total current liabilities	110,666	43,429

Deferred rent, less current portion	431	507
Deferred revenue, less current portion	8,613	542
Total liabilities	119,710	44,478

Stockholders’ equity	202,420	162,432

Total liabilities and stockholders’ equity	$322,130	$206,910

The 2015 balance sheet was derived from the 2015 annual financial statements included in the form 10-K that was filed on March 8, 2016.

Xencor, Inc.

Condensed Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$7,821	$3,503	$81,080	$6,008

Operating expenses:
Research and development	14,069	10,582	38,512	23,263
General and administrative	3,007	3,233	10,000	8,521
Total operating expenses	17,076	13,815	48,512	31,784

Income (loss) from operations	(9,255)	(10,312)	32,568	(25,776)

Other income, net	580	275	1,272	427

Income (loss) before income tax	(8,675)	(10,037)	33,840	(25,349)
Provision (benefit) for income tax	(598)	—	1,150	—
Net income (loss)	(8,077)	(10,037)	32,690	(25,349)

Other comprehensive income (loss)
Net unrealized gain (loss) on marketable securities	(466)	84	266	(6)
Comprehensive income (loss)	$(8,543)	$(9,953)	$32,956	$(25,355)

Basic net income (loss) per common share	$(0.20)	$(0.25)	$0.80	$(0.66)
Diluted net income (loss) per common share	$(0.20)	$(0.25)	$0.78	$(0.66)
Basic weighted average common shares outstanding	41,033,973	40,473,520	40,814,587	38,514,179
Diluted weighted average common shares outstanding	41,033,973	40,473,520	41,861,361	38,514,179